Exhibit 8

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853-7100 (312) 853-7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG HOUSTON LONDON FOUNDED 1866	EXHIBIT 8 LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

December 20, 2012

HSBC USA Inc.

452 Fifth Avenue

New York, New York 10018

Ladies and Gentlemen:

We are special tax counsel to HSBC USA Inc. (the “Company”) in connection with the Company’s sale of $1,500,000,000 principal amount of 1.625% Senior Notes due January 16, 2018 (the “Notes”), which are described in the prospectus supplement dated December 13, 2012 (the “Prospectus Supplement”) to the prospectus dated March 22, 2012 (the “Prospectus”). The statements in the Prospectus under the heading “U.S. Federal Income Tax Considerations Relating to Debt Securities,” as updated by the statements in the Prospectus Supplement under the heading “Certain Additional U.S. Federal Income Tax Considerations Relating to the Notes,” to the extent they constitute matters of federal income tax law or legal conclusions with respect thereto applicable to the Notes, have been prepared and reviewed by us and, in our opinion, are correct in all material respects. In rendering this opinion, we have relied without independent investigation on the description of the Notes set forth in the Prospectus Supplement and the Prospectus. We hereby consent to the filing of this opinion as an exhibit to Form 8-K of the Company on or about the date hereof and to the incorporation by reference of this opinion into the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on March 22, 2012 and to the reference to this firm as special tax counsel in the Prospectus Supplement and Prospectus under the heading “Legal Opinions” in connection with the Notes. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion expressed above, including any changes in applicable law which may hereafter occur.

Very truly yours,

/S/ SIDLEY AUSTIN LLP

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships